EX-99.p.3

Macquarie Capital Investment Management LLC

Macquarie Global Infrastructure Total Return Fund Inc.

Code of Ethics
Amended as of March 31, 2011

I. Persons Subject to the Code of Ethics

This Code of Ethics (the Code) has been adopted by the Directors of Macquarie Capital Investment Management LLC (MCIM) and Macquarie Global Infrastructure Total Return Fund, Inc. (MGU) (together MCIM/MGU) to provide regulations and procedures consistent with the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17j-1, thereunder, as well as other securities law and sound business practices.

The procedures in the Code are designed to prevent Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by MGU or any client of MCIM, from:

1.	employing any device, scheme or artifice to defraud MGU or any other client of MCIM;

2.	making any untrue statement of a material fact to MGU or any other client of MCIM or omit to state a material fact necessary in order to make the statements made to MGU or any other client of MCIM, in light of the circumstances under which they are made, not misleading;

3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on MGU or any other client of MCIM; or

4.	engaging in any manipulative practice with respect to MGU or any other client of MCIM.

As a practical matter, all of MGU’s Access Persons are also Access Persons of MCIM. Accordingly, the Code, when addressed to Access Persons, applies to Access Persons of MGU and MCIM.[1]

An Access Person within the meaning of this Code, is a person who has been designated as such by the MCIM Chief Compliance Officer and/or the MGU Chief Compliance Officer or their designee(s) (herein referred to as CCO). Generally, an Access Person is any person defined in the Definitions section that follows as an “Access Person”.

Immediate family members sharing the same household with any MCIM/MGU Access Person are also deemed, by law, to be Access Persons for purposes of this Code. In addition, Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, contain a presumption that, if the investment adviser’s primary business is providing investment advice to Funds or other advisory clients, then all of its directors, officers and partners are presumed to be Access Persons of any Fund advised by the Adviser.

____________________

1 This applies to all Access Persons unless notified otherwise. Independent directors of MGU are not Access Persons of MCIM, unless notified otherwise.

II. Fiduciary Duties of Access Persons Under Federal Securities Laws

MCIM Access Persons owe a fiduciary duty to MCIM’s clients and MGU Access Persons owe a fiduciary duty to MGU and its investors. These duties include a duty at all times to place the interests of each entity’s respective clients first. Above all, this means all MCIM Access Persons owe an undivided duty of loyalty to MGU and MCIM’s clients. MGU Access Persons owe this same duty to the people and entities that invest in MGU. Further, MCIM and MGU demand the highest degree of personal and professional integrity and ethical behavior from their Access Persons.

Accordingly, all MCIM Access Persons must conduct themselves in an ethical manner and in such a way as to avoid not only actual conflicts of interest with MCIM’s clients, including MGU, but also the appearance of a conflict that could compromise the trust such clients have placed in MCIM.

All Access Persons must comply fully with all applicable laws, including applicable federal securities laws.

III. Personal Trading and Reporting

Access Persons should consider trading in stocks, bonds, and closed-end mutual funds for their personal accounts a privilege while working at MCIM.

Failure to comply with MCIM’s pre-clearance, reporting and quarterly certification procedures, as described below, will result in the loss personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

In addition, because MCIM is a wholly-owned subsidiary of Macquarie Group Limited (MGL), an Australian-based investment bank, MCIM Access Persons are subject to MGL’s pre-clearance requirements. Failure to comply with MGL’s pre-clearance requirements will also result in the loss of personal trading privileges and may also lead to additional disciplinary action, up to and including termination of employment.

Please pre-clear trades through MGL first before pre-clearing through MCIM. There is no need to pre-clear through MCIM if MGL declines your pre-clear request since the requested trade is already prohibited.

A. MGL Pre-Clearance Requirements
The most recent version of MGL’s pre-clearance requirements can be found at the below link. MGL policies are updated from time to time and Access Persons are required to periodically check for these updates: http://macnet2.macbank/macnet/policies_procedures/personal_professional/staff_tradin g/personal_dealing_policy.shtml

How to Pre-Clear
Pre-clearance at the MGL level is provided when trading through Macquarie Equities Limited (MEL), alternatively for staff who do not trade through MEL you can pre-clear your trades on Macnet through the following link: http://macnet2.macbank/rmd/embargo/staff_self_clearance.asp

B. MCIM Pre-Clearance Requirements
MCIM’s pre-clearance requirements help to protect Access Persons and MCIM/MGU against the following critical transgressions:

  Access Persons taking advantage of opportunities more properly belonging to MCIM clients;
  Access Persons violating MCIM’s Code of Ethics requirements as established by the Securities and Exchange Commission (SEC);
  Access Persons violating insider trading laws; and
  Access Persons engaging in front running.

(1) When the Duty to Pre-Clear Arises
The requirement to pre-clear arises when the following two conditions are met:

a)	You are the person exercising investment discretion over the trade; and
b)	The security to be traded is not on the “Exempt from Pre-Clearance” list. The “Exempt from Pre-Clearance” list is as follows:
  Shares issued by open-end funds, except that closed-end funds, exchange traded funds or any MCIM managed funds are subject to pre-clearance;
  Direct obligations to the United States (US Treasury securities);
  Macquarie Group Limited Stock Options2;
  Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments3, including repurchase agreements.

You are not required to pre-clear transactions in any of the securities on the Exempt from Pre-Clearance list, above. Transactions in all other securities must be pre-cleared.

Please note, you must always pre-clear the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placement of securities. Also, you must always pre-clear trades in the shares of any Funds managed by MCIM.

____________________

2 Restrictions for trading in these securities are addressed in MGL’s pre-clearance policies.
3 High quality short-term debt instruments mean any instruments having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

Typically, accounts that contain securities that need to be pre-cleared are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, advise anyone who is not an Access Person (other than clients of MCIM) on trading in any securities that are not on the Exempt from Pre-Clearance list, these transactions may need to be pre-cleared. You must advise the MCIM CCO or designee before rendering this investment advice.

Independent directors of MGU are expressly excluded from the definition of Access Person under Rule 17j-1(d)(2)(ii) for purposes of providing initial or annual reports of their holdings, or quarterly reports of their trading activity in Covered Securities covered by this Code and for pre-clearing their trades, except for the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placements of securities.

(2) How to Pre-Clear Your Trades with MCIM
To pre-clear at the MCIM level, staff should e-mail a pre-clearance request to the Macquarie Compliance MFG Americas mailbox for approval.

The decision to approve a pre-clearance request lies solely in the discretion of MCIM’s CCO or designee.

As a general matter, the CCO will not grant pre-clearance to Access Persons for trades that involve any equity security that MCIM has, for a client account, traded, paid down, or declined to buy on the day of your pre-clearance request.

The MCIM CCO and MGU CCO are subject to the above requirements as well.

(3) Investment Personnel Trading Restrictions
Additional to the above pre-clearance requirements, Investment Personnel (who include Portfolio Managers, Portfolio Analysts, Traders and foreign exchange (FX) Traders) may not trade in any equity security:

  that MCIM has, for a client account, traded or paid down within the past seven (7) calendar days or on the day of your pre-clearance request;

  that the Investment Personnel is considering buying or selling within the next seven (7) calendar days.

Investment Personnel will not be required to receive formal pre-clearance to satisfy this requirement. They must, however, personally ensure and will be subject to compliance monitoring, that their personal trading does not violate the above restrictions.

(4) Buying and Selling Shares in MCIM’s Client Accounts
Because some of MCIM’s Client Accounts are listed and trading on a national securities exchange, they are freely tradable. However, as an Access Person has access to material, non-public information regarding such Client Accounts, trading in these Client Accounts is severely limited. The CCO will make a determination on such trading on a case by case basis.

(5) Your Trading Window
MCIM pre-clearance is valid for the day of request only and shall be deemed to expire at the close of regular trading on the principal trading market for the security involved. Any unfilled or partially filled orders will require MCIM pre-clearance on each subsequent day that the order remains open.

(6) Minimum Holding Period Applies For Purchased Securities
There is a minimum holding period of fourteen calendar days before you sell any securities of an issuer whose securities you just purchased.

C. MCIM Access Person Reporting and Certifications

(1) New Access Persons
When an employee is identified as an Access Person by MCIM’s or MGU’s CCO, the Access Persons must submit to MCIM’s or MGU’s CCO, as applicable, within ten (10) calendar days of being advised of the Access Person designation, an initial holdings report that lists all Reportable Securities (as defined in the Definitions section that follows). The information in this report cannot be more than forty-five (45) days old.

If the Access Person, as a part of his or her employment compensation with MGL or any of its subsidiaries or affiliates, received MGL options, the holding of these options is not reportable; however, once these options are exercised, they are reportable in the Access Person’s quarterly transaction reports, as discussed in Paragraph C.(2) below.

Typically, accounts that contain Reportable Securities and/or Covered Securities are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, are advising one or more persons or entities who are not themselves Access Persons (other than MCIM clients) on their securities trading or have control of such account(s), please advise the MCIM CCO or designee at the time you start advising as such. These accounts may be subject to pre-clearance and reporting obligations as well.

The holdings report must include the following information for every reportable security that the Access Person has a direct or indirect beneficial ownership interest in:

  title, type of security;
  as applicable, exchange ticker or CUSIP, number of shares, and principal amount;
  the name of any broker, dealer or bank with which the Access Person holds an account in which any reportable securities are held for the Access Person’s direct or indirect benefit; and
  the date the report is submitted.

As noted on the first page of the Code of Ethics, immediate family members sharing the same household with an Access Person are themselves deemed to be Access Persons under federal securities law. As such, their holdings reports, as described in this section, must also be provided to MCIM.

The CCO will provide any Access Person whose financial institution(s) do not produce adequate holdings reports with an excel spreadsheet that is formatted to facilitate compliance with this requirement.

(2) Ongoing Quarterly Transactions Reporting
The SEC requires MCIM to collect from its Access Persons on a calendar quarterly basis reports that reflect all transactions that took place during the prior quarter:

  in reportable securities beneficially owned, directly or indirectly, by its Access Persons; and/or over which the Access Person had control.

MCIM/MGU’s Boards require Access Persons submit quarterly reports regarding transactions in all Reportable Securities and Covered Securities (Access Persons who are MGU Access Persons only, only have to report transactions in Covered Securities), as these terms are defined in the Definitions section that follows. This enables the CCO to survey for improper trades and other trades that could create the perception of any improprieties. The CCO will review all quarterly reports promptly upon receipt to ensure that all Access Persons are in compliance with this section of the Code.

These reports must be submitted within thirty (30) days after each calendar quarter end. Each transaction report must contain the following information, where applicable:

  The date of the transaction;
  The security description, and as applicable, the exchange ticker or CUSIP number;
  Number of shares or par value;
  Principal amount of the securities;
  Whether the transaction was a purchase or sale or any other type of acquisition/disposition;
  The price at which the transaction was effected;
  Interest rate and maturity rate;
  The name of the broker, dealer or bank with or through which the transaction was effected; and
  The date the report is submitted.

If the Access Person has directed all financial institutions where he or she has accounts that hold Covered Securities and/or Reportable Securities to send copies of his or her account statements and trade activity to MGL, or the Access Person is only trading Covered Securities and/or Reportable Securities through MEL, the Access Person does not have to submit a quarterly transaction report to the CCO as long as MGL receives the trade activity and account statements within thirty (30) days of the end of the quarter in which the trades were executed. For Access Persons trading Covered Securities through MEL, MCIM may request their account activity directly from MEL.

(3) Initial and Quarterly Certifications
The MCIM or MGU CCO or his/her designee will make available to new Access Persons the necessary documentation to enable Access Persons:

  to certify their understanding and their willingness to comply with MCIM’s and MGU’s compliance programs, as applicable; and
  to confirm that the personal securities holdings information that they have provided is complete and accurate.

The relevant CCO or his/her designee will require each Access Person to confirm that the transactions effected during the period were in accordance with this Code and that the information reported is complete and accurate. This confirmation will also include a certification for each Access Person to sign with respect to compliance with MCIM’s Gift and Entertainment Policy as set out below.

(4) Annual Reporting
Every Access Person must submit an updated holdings report (Annual Report) by February 15th of each calendar year. The information in that report cannot be more than forty (45) days old. MCIM’s or MGU’s CCO, as applicable, will notify all Access Persons to submit an Annual Report.

In addition, on an annual basis, the MCIM CCO will require each Access Person to certify that they have complied with the terms of this Code and the MCIM Compliance Manual.

IV. Gifts and Entertainment4

Generally, Access Persons may not give or receive any gifts in connection with any business of MCIM because it may appear improper or raise a potential conflict of interest. However, gifts of strictly nominal value (US$100 or less) are allowed, but at no time may an Access Person accept cash. This includes normal and customary business entertainment, the cost of which would be paid for by MCIM as a reasonable expense if not paid for by the other party. While “nominal value” is susceptible to interpretation, a gift or entertainment is not acceptable if an independent third party may believe that the Access Person would be influenced by receiving such gift or entertainment in conducting business. Gifts of an extraordinary or extravagant nature to an Access Person should be declined or returned in order to avoid compromising the reputation of the Access Person or MCIM.

Broker-dealers that are NYSE and/or FINRA members are restricted from giving gifts in excess of US$100 when the gift is in relation to the business of the recipient’s employer.

When an access person gives or receives a gift or entertainment, he/she must notify MCIM’s CCO and provide MCIM’s CCO with the following:

  date of the gift/entertainment;

  the giver and recipient of the gift/entertainment;

  type of gift/entertainment;

  approximate value of the gift/entertainment;

  a description of the gift/entertainment;

  the nature and duration of the relationship between the giver and recipient; and

  documentation supporting the value of the gift/entertainment.

____________________

4 This section does not apply to MGU’s Independent Directors.

The access person may email this information to MCIM’s CCO at the following email address: Macquarie Compliance MFG Americas Mailbox.

MCIM’s CCO will maintain a log with the above information to track all gifts and entertainment.

Access Persons must comply with the MGL Dealing with Public Officials’ policy.

If you have any questions about the propriety of a gift you may be offered or may wish to offer to another or any other arrangement, please consult MCIM’s CCO.

V. Political Contributions

Effective March 14, 2011, the SEC adopted Rule 206(4)-5 (commonly referred to as the “Pay-to-Play” rule), which addresses the various arrangements by which a U.S.-registered investment adviser may seek to influence the award of advisory business by making or soliciting political contributions to government “officials” charged with awarding such business. Under Rule 206(4)-5, MCIM Access Persons are prohibited from contributing more than the allowed limit of political “contributions” in connection with any business of MCIM.

Certain limited contributions of strictly nominal value are allowed. Appropriate exceptions to the general policy would be:

1.	MCIM Access Person contributions of $350 or less per election, for any election in which that Access Person is entitled to vote. For purposes of this exception, an Access Person is “entitled to vote” for a person if such Access Person’s primary residence is located in the area in which the official is running.

2.	Any U.S. resident Access Person can make limited contributions to an official seeking the U.S. Presidency.;

3.	An Access Person can make limited contributions of $150 or less per election, for any election in which that Access Person is not entitled to vote.

With respect to these exceptions, an Access Person can contribute an aggregate amount up to the maximum of $350 to any one or combination of contributions to officials, PACs, and or elections.

Pre-clearance Requirements

  Current Access Persons will be required to pre-clear all political contributions - state, local and federal (only if that candidate also happens to be a state or local official at the time of the contribution) with compliance via email request.

  Pre-clearance will also be required for any fundraising activities reasonably expected to solicit contributions from other persons or otherwise facilitate such contributions.

How to Pre-clear

  Employee should submit an email request to: Macquarie Compliance MFG Americas Mailbox containing the following information:

  Access persons’ full name, city and state ---

  Date of contribution, type (cash, loan, fundraising, etc.), amount

  Name of candidate, official or PAC -- office sought or held, city, state

  Election: Primary, general, special

Approval Process

  Once a pre-clearance request is received, MCIM’s Compliance team will screen against government client list and notify the Access Person via email within 3 – 5 days of receiving request.

  MCIM’s Compliance team will review and evaluate each completed and submitted request to determine whether the Contribution is permissible based upon the requirements of the Policy.

  Access Persons will be notified in writing (hard copy and/or electronic notification) of MCIM’s Compliance team’s final determination.

  Any Contribution pre-approved by MCIM’s Compliance team shall be made within thirty (30) days of the pre-approval. Once the Contribution is made, the Access Person must report the same details of the Contribution as required for pre-approval to MCIM’s Compliance team.

  Pre-approved Contributions that have not been made within thirty (30) days of approval must be resubmitted to MCIM’s Compliance team for the Pre-Approval Process.

Reporting

New Access Person Reporting

When an individual is first designated as an Access Person, the individual must disclose any political contributions made up to six (6) months prior to their Access Person designation date by submitting the “Political Contribution Request” form, attached hereto, along with their New Access Person paperwork due within 10 days of hire.

Quarterly Certification

Access Persons are required to certify that they have complied with MCIM’s Political Contribution Policy quarterly along with their quarterly transaction reporting required under the Code of Ethics. This certification is attached hereto.

MCIM’s Compliance team will maintain an employee list and monitor/review and compare political contribution activity utilizing public lists of contributors for Access Persons on a quarterly basis.

Penalty for Violating MCIM’s Political Contribution Policy

Any Access Person who violates this Policy shall immediately report the violation to MCIM’s Compliance team. Upon notification of a violation, MCIM’s Compliance team, shall report such Contributions to the Macquarie Funds Group’s General Counsel, who shall be responsible for taking the appropriate steps necessary to avoid violations of the Rule or other applicable laws, or any other steps as necessary or appropriate under the circumstances, including determining whether MCIM is subject to a “two-year time out” under Rule 206(4)-5. An Access Person who fails to pre-clear a contribution or otherwise violates the Policy may be subject to disciplinary action up to and including termination.

VI. Service on a Board of Directors

An Access Person may serve on the Board of Directors of a publicly traded company (the “Board”) only if:

1.	The CCO determines that serving on the Board would be consistent with the interests of MCIM and MGU and its investors;

2.	Appropriate “Chinese wall” procedures are established; and

3.	The CCO provides written authorization that the Access Person can serve on the Board.

COMPLIANCE and SANCTIONS

If you become aware of or suspect any violations of this Code, you must report them to the MCIM or MGU CCO as soon as practicable. Reports may be made anonymously. MCIM has zero tolerance for reprisals against employees making reports, in good faith, of perceived wrongdoing.

The CCO shall review the records obtained pursuant to this Code to ensure that all MCIM and MGU Access Persons are complying with its provisions. All records shall be maintained in accordance with Rules 204-2 under the Investment Advisers Act of 1940 and 17j-1(f) under the 1940 Act, as further described in MCIM’s and MGU’s compliance manuals.

MCIM and/or MGU may, as they deem appropriate, impose sanctions, including, inter alia, a fine, letter of censure, revoking personal securities trading privileges, suspension or termination of employment of any Access Person who violates any provision of this Code.

DEFINITIONS

For Purposes of this Code of Ethics:

1)	“Access Person” means:

	a)	any director, partner, officer, Advisory Person or employee of MCIM and/or MGU; and/or
	b)	Any person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of MGU or any other of MCIM’s clients; and/or
	c)	Any person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2)	“Advisory Person” means any director, officer, general partner or employee of MCIM and/or MGU who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of Covered Securities by MGU or any other MCIM client, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and any natural person in a control relationship to MGU or MCIM who obtains information concerning recommendations made to MGU or any other of MCIM’s clients with regard to the purchase or sale of Covered Securities by MGU or any other of MCIM’s clients.

3)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

4)	“Beneficial Ownership Interest” means any direct or indirect interest in the name of the MCIM and/or MGU employee as well as any direct or indirect interest in the name of the MCIM and/or MGU employee’s spouse, child, all persons residing with or financially dependent upon the MCIM and/or MGU employee, any person to whom the MCIM and/or MGU employee contributes material financial support and any account over which the MCIM and/or MGU employee exercises control.

5)	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

6)	“Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

	a)	Direct obligations of the Government of the United States;
	b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
	c)	Shares issued by open-end Funds.

7)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

8)	“Fund” means an investment company registered under the 1940 Act.

9)	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

10)	“Investment Personnel” means any employee of MCIM and/or MGU (or of any company in a control relationship to MCIM and/or MGU) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by MCIM and/or MGU; or any person who controls MCIM and/or MGU and who obtains information concerning recommendations made to MCIM and/or MGU regarding the purchase or sale of securities by MGU.

11)	“Limited Offering” or “Private Placement” means an offering of securities that is exempt from registration under the 1933 Act pursuant to section 4(2) or 4(6) or pursuant to rule 504, 505, or 506 under the 1933 Act.

12)	“MCIM Client Accounts” means any account to which MCIM acts as an investment adviser or a sub-investment adviser.

13)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

14)	“Reportable Fund” means (i) any Fund for which MCIM serves as an investment adviser, including MGU; and/or (ii) any Fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with MCIM.

15)	“Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

	a)	Direct obligations of the Government of the United States;
	b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
	c)	Shares issued by money market funds;
	d)	Shares issued by open-end funds other than reportable funds; and
	e)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

16)	“Security Held or to be Acquired” by a Fund means:

	(i)	Any Covered Security which, within the most recent 15 days:

		(1)	Is or has been held by the Fund; or

		(2)	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

	(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above in 12(i).

EXHIBIT 17.2. A

Macquarie Capital Investment Management LLC

Macquarie Global Infrastructure Total Return Fund Inc.

MEMORANDUM

To: MCIM Chief Compliance Officer/MGU Chief Compliance Officer

From: _______________________ (MCIM/MGU Access Person)

Date: _____________________

Re: New Access Person’s Code of Ethics Certification

By my signature below, I hereby certify that I have read, and understand, the MCIM/MGU Code of Ethics (attached).

Signature

EXHIBIT 17.2. B

MACQUARIE CAPITAL INVESTMENT MANAGEMENT LLC

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.

MEMORANDUM

To: MCIM Chief Compliance Officer

From: ________________________ (MCIM/MGU Access Person)

Date: _____________________

Re: New Access Person’s Notice of Personal and Related Accounts and Political Contributions

As an employee of a registered investment adviser who has access to non-public information about the trading and holdings of the funds/accounts the adviser manages, I understand that I am deemed to be an Access Person under U.S. federal securities laws.

As an Access Person, I am required to submit within 10 days of my start date the Information listed below about all personal accounts:

  that hold Covered Securities and/or Reportable Securities, as those terms are defined in the Code of Ethics; and
  are held by (or for the benefit of) me and/or any immediate family member sharing the same household.

Personal accounts that meet the criteria above, are called Covered Accounts. I understand that the Information regarding the holdings in my Covered Accounts cannot be more than 45 days old when I initially submit the Information to MCIM.

Investments in financial instruments such as swaps, futures and forwards, and investments in private placements, including interests in hedge funds and private equity funds, are Covered Securities and Reportable Securities and so must be reported.

“Information” includes the following:

  Name(s) on the account;
  Date opened;
  Account number;
  Financial Institution;
  Holdings:
    Ticker/CUSIP
    Name of Issuer
    Number of Shares
    Value of Shares

MCIM, or I at MCIM’s request, will request that duplicate trading confirmations and account statements from each financial institution at which I maintain a Covered Account be sent to MCIM as frequently as I receive such confirmations and statements but, in any event, no less frequently than quarterly within 30 days of the end of such quarter. In the event that the financial institution(s) that hold(s) my Covered Account(s) produce(s) no such documentation, I will timely provide MCIM with the required Information using the format on the attached Quarterly Account, Holdings, and Trading Activity Report.

I also understand and agree that I must inform the MCIM Chief Compliance Officer (or his or her designee), in writing, prior to opening any new Covered Accounts and immediately upon the closing of any existing Covered Accounts. Prior to placing any securities transactions in Covered Securities or Reportable Securities as defined in the MCIM/MGU Code of Ethics, I understand that I must email trade pre-clearance requests to the Macquarie Compliance MFG Americas mailbox and pre-clear with the MCIM Chief Compliance Officer or his or her designee, as well as pre-clear these transactions with MGL as required by MGL’s staff trading policies.

Re: New Access Person’s Securities Holdings Report

_____ I hereby certify that as of __________________, I had a beneficial ownership interest in no Covered Securities or Reportable Securities other than those set forth on the attached brokerage account statements (or the completed New Access Person Statement of Holdings Report) and the holdings information on such statements or report is not more than 45 days old.

OR

_____ I hereby certify that as of __________________, I do not have a beneficial ownership interest in any Covered Securities or Reportable Securities.

Access Person’s Name (Print)

Signature

New Access Person’s Notice of Political Contributions

Effective March 14, 2011, the SEC adopted Rule 206(4)-5 (commonly referred to as the “Pay-to-Play” rule), which addresses the various arrangements by which a U.S.-registered investment adviser may seek to influence the award of advisory business by making or soliciting political contributions to government “officials” charged with awarding such business. Under Rule 206(4)-5, MCIM/MGU Access Persons are prohibited from contributing more than the allowed limit of political “contributions” in connection with any business of MCIM/MGU.

The new policy will require all Access Persons to disclose past and future contributions, pre-clear future political contributions and fund raising activities, and may limit Access Persons' ability to make such future contributions or participate in fund raising and volunteer activities.

As an Access Person, the individual must disclose any political contributions made up to six (6) months prior to their Access Person designation date by submitting the “Political Contribution Request” form.

Access Persons are required to certify that they have complied with MCIM/MGU’s Political Contribution policy as set forth in MCIM/MGU’s Code of Ethics quarterly along with their quarterly transaction reporting required under the Code of Ethics. This certification is attached to MCIM/MGU’s Code of Ethics.

Certain limited contributions of strictly nominal value are allowed and the appropriate exceptions to the general policy would be as follows:

1.	MCIM/MGU’s Access Person contributions of $350 or less per election, for any election in which that Access Person is entitled to vote. For purposes of this exception, an Access Person is “entitled to vote” for a person if such Access Person’s primary residence is located in the area in which the official is running.

2.	Any U.S. resident Access Person can make limited contributions to an official seeking the U.S. Presidency.

3.	An Access Person can make limited contributions of $150 or less per election, for any election in which that Access Person is not entitled to vote.

With respect to these exceptions, an Access Person can contribute an aggregate amount up to the maximum of $350 to any one or combination of contributions to officials, PACs, and or elections.

As an Access Person, I am required to submit within 10 days of my start date the Information listed below about all contributions:

“Contribution” means cash, transfer-in-kind, a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing a federal, state or local election, including payments of campaign debts and transition or inaugural expenses incurred by successful candidates for state or local office.

“Official” means incumbents or successful candidates for office if the office can influence the outcome of or is directly or indirectly responsible for, or, has the authority to hire an advisor or appoint such a person.

PART I: POLITICAL CONTRIBUTIONS CERTIFICATION

_____ I hereby certify that beginning as of March 14, 2011, I did not make any of the following contributions: (as defined above):

_____ any contributions to any political candidate, incumbent official, or political action committee; or

_____ any contributions whether entitled to vote or not to, for or during any primary, general, or special election; and

_____ I did not participate in any fundraising activities or solicit contributions from other persons or otherwise facilitate such contributions.

OR

_____ I hereby certify that beginning as of March 14, 2011, I did make contributions: (as defined above):

_____ to a political candidate, incumbent official, or political action committee;

_____ to, for or during a primary, general, or special election that I was entitled to vote;

_____ to, for or during a primary, general, or special election that I was not entitled to vote; and/or

_____ I participated in fundraising activities or solicited contributions from other persons or otherwise facilitated such contributions.

If contributions of any kind were made, please complete attached form detailing your activities. If you have questions or concerns regarding completing this form or contributions, please contact the Macquarie Compliance MFG Americas Mailbox.

Date:
Access Person’s Name (Print)

Signature